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                                   EXHIBIT 3.7

                 CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF
                        DESIGNATION, PREFERENCES, RIGHTS
                 OF THE 5% SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF
                             OMNICOMM SYSTEMS, INC.

         Pursuant to Section 151 of the General Corporation Law of the State of Delaware (the "GCL"), the undersigned, being the President of OmniComm Systems, Inc., hereby certifies as follows:

         1. The name of the Corporation is OMNICOMM SYSTEMS, INC. (hereinafter referred to as the "Company");

         2. The Certificate of Designation of 5% Series A Convertible Preferred Stock (the "Certificate of Designation") of the Company as filed with the State of Delaware on July 19, 1999, which was amended by Certificate of Increase of 5% Series A Convertible Preferred Stock filed on December 17, 1999, is hereby amended to revise the THIRD paragraph with respect to dividends;

         3. The undersigned DOES HEREBY certify that the following resolution was duly adopted by the Board of Directors on March 27, 2002, and the holders of a majority of the issued and outstanding voting securities and the holders of a majority of the issued and outstanding 5% Series A Convertible Preferred Stock of the Company, at a meeting held on August 2, 2002.

         RESOLVED, that paragraph THIRD of the Certificate of Designation of 5% Series A Convertible Preferred ("Series A Preferred Stock") of the Company be and hereby is deleted in its entirety and substituted with the following:

         "THIRD            Dividends.

                  (a) The holders of record of shares of Series A Preferred Stock shall be entitled to receive, when and as declared and paid by the Company's Board of Directors or upon conversion or liquidation of the Series A Preferred Stock, out of funds legally available for the declaration and payment of dividends, after payment of dividends and distributions on any class of capital stock of the Company created senior to the Series A Preferred Stock and including the Series B Preferred Stock and Series C Preferred Stock, and in preference to any declaration or payment of dividends and distributions on any class or series of capital stock of the Company hereafter created not specifically ranking by its terms senior to or on parity with the Series A Preferred Stock (collectively with the Common Stock, the "Junior Securities"), dividends at the rate of 5% of the Stated Value per share per annum (subject to adjustment in the event of stock splits, combinations or similar events). Such dividends shall accrue quarterly from the date of the Amendment. Dividends per share shall be payable, at the Company's option, either in cash or in shares of Common Stock valued at $1.50 per share. Dividends on the Series A Preferred Stock shall be cumulative so that if, for any dividend accrual period, dividends in the amount specified in this section are not declared and paid or set aside for payment, the amount of accrued but unpaid dividends shall accumulate and be added to the dividends payable for subsequent dividend accrual periods. The Stated Value per share shall mean $1.00 per share; and

                  (b) Unless full cumulative dividends on all outstanding shares of Series A Preferred Stock for all past dividends periods have been declared and paid, or declared and a sufficient sum for the payment thereof set apart, no dividend whatsoever shall be declared or paid upon, nor shall any distribution be made upon, any Junior Securities, nor shall any shares of Junior Securities be purchased or redeemed by the Company nor shall any moneys be paid to or made available for a sinking fund for the purchase or redemption of any Junior


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                           Securities (other than, in each case, a distribution
                           or payment made solely in shares of Junior
                           Securities), without, in each such case, the written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting together as a class."

         IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to the Certificate of Designation to be duly executed by its President this 2nd day of August 2002.

                                         OmniComm Systems, Inc.



                                         By: /s/ Cornelis Wit
                                            -----------------------------------
                                         Cornelis Wit
                                         President